Atlanta, Georgia

June 1, 2005

PRESS RELEASE

FOR IMMEDIATE RELEASE

Cagle's Inc. today reported the following results for its fiscal year ended April 2, 2005.

Fiscal 2005 was a key period for our Company as we continue to gain momentum with excellent demand for our products in conjunction with a shifting of our product mix towards more specialized, value added markets.

Net income for fiscal year 2005 totaled $11.5 million or $2.43 per diluted share. The average market price for our products improved 11.4% from fiscal 2004 while cost of sales per pound decreased by 3.6%.  Capital expenditures were made at our processing facilities to allow for new product lines and expansion of our hatchery in Dalton, completed in April 2005, will allow us to maximize capacity promoting efficiencies throughout our operations. All capital projects in fiscal 2005 were financed out of available cash flow and the Company closed the year with its revolving credit facility untapped providing ample flexibility to meet our working capital needs for the forthcoming year.

The Company celebrated its sixtieth birthday in March of 2005 and I wish to express management’s gratitude to our stakeholders including our stockholders, customers, vendors, employees and contract growers for their ongoing loyalty and support.

Cagle's Inc.

/S/  J. Douglas Cagle

J. Douglas Cagle

Chairman, CEO

Cagle's Inc.

Consolidated Statements of Income

(in thousands except per share amounts)

	Three Months Ended		Twelve Months Ended
	April 2, 2005	April 3, 2004	April 2, 2005	April 3, 2004
Net Sales	$ 60,576	$ 64,077	$ 246,343	$ 304,507
Cost and Expenses:
Cost of Sales	52,612	59,180	217,024	309,413
Selling & Delivery, General & Admin.	4,113	3,639	13,342	18,107
Total Cost and Expenses	56,725	62,819	230,366	327,520

Operating Profit (Loss)	3,851	1,258	15,977	(23,013)
Other Income (Expense):
Interest Expense	(645)	(964)	(2,649)	(7,018)
Other Income (Expense), net	(187)	(107)	549	(3,915)
Total Other Income(Expense),net	(832)	(1,071)	(2,100)	(10,933)

Equity in Earnings of Unconsolidated Affiliates	956	999	4,129	3,371
Profit (Loss) before Income Taxes	3,975	1,186	18,006	(30,575)
Income Tax Expense (Benefit)	1,431	(9,671)	6,467	(12,850)

Net Profit (Loss)	$ 2,544	$ 10,857	$ 11,539	$ (17,725)

Net Profit (Loss) per Share	$ 0.54	$ 2.29	$ 2.43	$ (3.74)

Cagle's Inc.

Condensed Consolidated Balance Sheet

(in thousands)

ASSETS	April 2, 2005	April 3, 2004

Current Assets	$ 32,687	$ 33,727

Investments in Affiliates	6,105	4,041

Other Assets	11,000	18,027

Property, Plant, and Equipment (net)	44,500	44,224

TOTAL ASSETS	$ 94,292	$ 100,019

LIABILITIES & STOCKHOLDER'S EQUITY

Current Maturities of Long-term Debt	$ 3,476	$ 2,921
Trade Accounts Payable	11,563	18,367
Other Current Liabilities	6,438	8,912

Total Current Liabilities	21,477	30,200

Long-Term Debt	26,534	34,552

Other Non-current Liabilities	475	1,000

Total Stockholder's Equity	45,806	34,267

TOTAL LIABILITIES & STOCKHOLDER'S EQUITY	$ 94,292	$ 100,019